Exhibit 99.1

Exhibit 99.1	Press Release dated November 14, 2016

Tengasco Announces Third Quarter 2016 Financial Results

GREENWOOD VILLAGE, Colo., Nov. 14, 2016 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today its financial results for the quarter ended September 30, 2016. The Company reported a net loss of $908,000 or $0.15 per share of common stock during the third quarter of 2016 compared to a net loss of $5.0 million or $0.82 per share of common stock during the third quarter of 2015.  The improvement in net loss was primarily due to a $6.6 million decrease in non-cash ceiling test impairment, a $391,000 decrease in DD&A, a $239,000 decrease in production costs and taxes, and a $239,000 reduction in general and administrative costs.  The savings realized in general and administrative costs were primarily a result of cost cutting initiatives put in place in early 2016.  These positive changes were partially offset by a $3.2 million decrease in tax benefit, and an $183,000 reduction in revenues.  Net loss before effect of impairment was $276,000 or $0.05 per share of common stock for the quarter ended September 30, 2016 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $1.2 million in revenues during the third quarter of 2016 compared to $1.4 million during the third quarter of 2015. The revenue decrease from 2015 levels was primarily due to an $186,000 decrease related to a 4.6 MBbl decrease in sales volumes, primarily from the Albers B, Coddington, Croffoot, Hilgers B, Howard A, Liebenau, and Lovett leases, and a $22,000 decrease related to a $0.82 per barrel decrease in the average oil price from an average price of $40.24 per barrel during third quarter of 2015 compared to an average price of $39.42 per barrel during the third quarter of 2016.  In addition, there was a $22,000 increase in methane facility revenues related to higher uptimes.

The Company reported a net loss of $3.9 million or $0.65 per share of common stock during the first nine months of 2016 compared to a net loss of $5.6 million or $0.91 per share of common stock during the first nine months of 2015.  The $1.6 million decrease in net loss was primarily due to a $4.5 million decrease in non-cash ceiling test impairment, a $1.2 million decrease in DD&A, a $653,000decrease in production cost and taxes, and a $426,000 decrease in general and administrative cost, partially offset by a $3.6 million decrease in tax benefit, and a $1.5 million decrease in revenues.  Net loss before effect of impairment was $1.2 million or $0.20 per share of common stock for the nine months ended September 30, 2016 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $3.5 million in revenues during the first nine months of 2016 compared to $5.0 million during the first nine months of 2015. The revenue decrease from 2015 levels was due to an $837,000 decrease related to a 19 MBbl decrease in oil sales volumes, and a $745,000 decrease related to a $9.06 per barrel decrease in the average oil price from an average price of $44.65 per barrel during first nine months of 2015 compared to an average price of $35.59 per barrel during the first nine months of 2016.

Michael J. Rugen, CEO said, "During the third quarter 2016 we saw little movement over second quarter prices.  As noted last quarter, these price levels make it a challenge for the Company to regain profitability.  During each of the first three quarters of 2016, the Company was required to record non-cash ceiling test impairments due to continuing low oil prices.  Although the Company has realized savings from cost cutting initiatives implement during 2015 and 2016, we will continue to look for additional ways for the Company to reduce G&A and operating costs."

"During the fourth quarter of 2016, the Company announced a rights offering as a means intended to fund general corporate purposes including paying down bank debt, potential drilling, and other possible transactions.  This rights offering is currently being reviewed by the Securities and Exchange Commission as part of their normal process.  In addition, the Company, as a non-operating working interest owner, participated in drilling its first well of 2016.  This well was completed in Kansas as a producer with crude oil production commencing this month.  In addition, the Company continues to evaluate acquisition, joint venture, and corporate opportunities that may add value to the Company going forward.  Although we continue evaluating several opportunities, no agreements have been entered into by the Company to move forward with any of the opportunities currently under evaluation other than the agreement to participate in drilling a Kansas well in the fourth quarter of 2016."

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)

	Quarter Ended September 30, 2016	Nine Months Ended September 30, 2016

Net loss from continuing operations (US GAAP)	$(0.9)	$(3.9)
Impairment	$0.6	$2.7
Net loss before effect of impairment	$(0.3)	$(1.2)

Net loss per share – basic and diluted (US GAAP)	$(0.15)	$(0.65)
Impairment per share – basic and diluted	$0.10	$0.45
Net loss per share before effect of impairment – basic and diluted	$(0.05)	$(0.20)

SOURCE Tengasco, Inc.